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                                                                    Exhibit 10.1

FORM OF RETENTION AGREEMENT

Internet Security Systems, Inc. has entered into the following form of Retention Agreement with each of the "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K) of the Company (its CEO and its four Senior Vice Presidents). The individual Retention Agreements are identical to the form of the Retention Agreement, except that, in the case of Thomas E. Noonan, Chairman, Chief Executive Officer and President of the Company, the second line of Section 5(b)(2) and the entirety of Section 6 are different as indicated in brackets "[CEO-...]". These Retention Agreements were entered into during the third quarter of 2003.

                               RETENTION AGREEMENT

         RETENTION AGREEMENT by and between Internet Security Systems, Inc., a Delaware corporation, (the "Company") and _______________ ("Executive").

                                    Recitals

A.       Executive is a key management executive employed by the Company.

B. The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the interests of the Company and its shareowners.

C. The Company wishes to have the benefits of Executive's full time and attention to the affairs of the Company, particularly during any period or circumstance that may otherwise cause diversion.

D. The Company wishes to position itself to retain able managers by adopting compensation practices competitive with peer companies by providing similar severance benefits consistent with its compensation practices.

                              Terms and Conditions

         In consideration of the mutual covenants herein contained, and other good and valuable consideration, the Company and Executive agree as follows:

1. Definitions. The terms defined in this Section shall have the meanings specified below:

         (a) "Cause" means (i) a material breach by Executive of the terms of this Agreement or any other agreement between Executive and the Company (including, but not limited to, any disclosure in violation of Section 18 hereof), (ii) Executive's willful and gross failure or refusal to perform the normal duties of Executive's position, as determined by the Board acting reasonably and in good faith; provided, however, that in the case of (ii) above, such conduct shall not constitute Cause unless the Board shall have delivered to Executive notice setting forth with specificity (x) the willful and gross failure or refusal by Executive it considers to qualify as Cause, (y) reasonable action that would remedy such objection, and (z) a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time, (iii) the conviction of Executive of any criminal act that the Board shall, in its sole and absolute discretion, deem to constitute Cause

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for purposes of this Agreement, or (iv) conduct by Executive in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, however, that in the case of (iv) above, such conduct shall not constitute Cause unless the Board shall have delivered to Executive notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action that would remedy such objection, and (z) a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time.

         (b) "Change of Control" means (i) any Person becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty percent (40%) of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who, as of the date of this Agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

         (c) "Date of Termination" means (i) if employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination or (ii) if employment is terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, unless an earlier date has been expressly agreed to in writing by Executive either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of Executive's employment for Cause, if Executive has not previously expressly agreed in writing to such termination, then within thirty (30) days after receipt by Executive of the Notice of Termination with respect thereto, which Notice shall provide a reasonably detailed explanation of the reasons therefor, Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 17 hereof. Subject to repayment to the Company by Executive pursuant to Section 8, during the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect immediately prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 17.

         (d) "Disability" has the meaning assigned such term in the Company's long-term disability plan, from time to time in effect.

         (e) "Good Reason" means (i) any reduction by the Company in the rate or frequency of payment of Executive's annual base salary from the rate or frequency thereof in effect at any time between the time immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances) through the Date of Termination in the Notice of Termination relating to Executive, or (ii) any reduction by the Company in Executive's Pay from the highest level in effect at any time between the time immediately prior to the Potential Change in Control and consummation of the Change in Control, or
(iii) the Company's requiring Executive to be based at an office that is greater than fifty (50) miles from where Executive's office is located immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances), except for required travel on the Company's business to an extent substantially

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consistent with the business travel obligations that Executive undertook on behalf of the Company immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances), or (iv) the exclusion of Executive from participation in any new compensation or benefit arrangement offered to similarly situated employees of the Company, or (v) a reduction in Executive's level of responsibility, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Potential Change in Control or the Change in Control, as applicable in the circumstances). Good Reason does not include death or Disability of Executive.

         (f) "Notice of Termination" means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall provide in reasonable detail the basis therefor.

         (g) "Pay" means Executive's total target cash compensation, including base annual salary and target quarterly and annual bonus compensation for the year in question.

         (h) "Person" means any individual, corporation, partnership, group, association or other person, as such term is used in Section 14(d) of the Exchange Act.

         (i) "Potential Change in Control" shall be deemed to have occurred if
(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control, (c) after the date of this Agreement, any person (other than (i) the Company or any or its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities; or (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

         (j) "Specified Period" means two (2) years following consummation of the transaction(s) triggering the Change in Control.

2.       Agreement to Provide Services; Right to Terminate.

         (a) Executive agrees to continue in employment with the Company. Notwithstanding anything contained herein to the contrary, this Agreement shall not be deemed to confer on Executive any right to continued employment with the Company or to impose on the Company any obligation with respect to the continued employment of Executive.

         (b) Any purported termination by the Company or by Executive following the Change in Control or prior to or following a Potential Change in Control, as the case may be, shall be communicated by written Notice of Termination to the other party hereto.

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         (c) Upon a Change in Control, the terms and conditions of the Company's long-term incentive plans and any applicable award agreements thereunder shall control with respect to the vesting of any options or other awards thereunder then held by Executive.

3. Term of Agreement. Unless sooner terminated in accordance with the following sentence, the term of this Agreement shall be for an initial two (2) year period commencing on the date hereof, and shall be automatically renewed at the end of the initial two-year period and annually thereafter, for an additional one (1) year period unless the Company gives notice of non-renewal at least ninety (90) days before expiration; provided, however, if a Change in Control or a Potential Change in Control occurs prior to the expiration of the term hereof, this Agreement shall be extended to the date two (2) years following the date of the Change in Control or Potential Change in Control. If, at any time during the term of this Agreement and before the occurrence of a Change in Control or a Potential Change in Control, there occurs a reduction in Executive's level of responsibility, position, authority or duties, the Company may in its sole discretion, by written notice to Executive, terminate this Agreement.

4. Entitlement upon Termination of Employment. Executive shall be entitled to the benefits provided in Section 5 hereof upon termination of employment with the Company following the occurrence of a Change in Control while this Agreement is in effect; provided, however, that if:

         (a) during the term of this Agreement a Potential Change in Control occurs, and

         (b) Executive's employment is terminated within a period of one-hundred twenty (120) days before or after the occurrence of such Potential Change in Control (i) by the Company other than for Cause, death or Disability, or (ii) by Executive for Good Reason, then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of Executive's employment shall be deemed to have occurred following the Change in Control.

5.       Compensation upon Termination; Other Agreements.

         (a) If, within the Specified Period following a Change in Control and during the term of this Agreement, (i) Executive's employment is terminated by reason of death, retirement or Disability, (ii) the Company terminates Executive's employment for Cause, or (iii) Executive voluntarily terminates his employment without Good Reason, the Company shall pay Executive his salary and variable compensation through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given (if applicable), plus any benefits or awards (including cash and stock components) which pursuant to the terms of any compensation plans of the Company have been earned or become payable, but which have not yet been paid (including amounts which previously had been deferred at Executive's election and including any applicable death, disability or retirement benefits arising outside the scope of this Agreement). Such benefits or awards shall be paid under the terms and conditions of the applicable compensation plans as then in effect, including any applicable penalty or forfeiture provisions therein. Thereupon, the Company shall have no further obligations to Executive or Executive's estate under this Agreement.

         (b) If during the term of this Agreement Executive's employment by the Company is terminated following a Change in Control (i) by the Company other than for Cause, death or Disability, or (ii) by Executive

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for Good Reason, then, in addition to any other benefits accruing to Executive outside the scope of this Agreement, the Company shall pay to Executive the following:

                  (1) Executive's salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given, plus any benefits or awards (including cash and stock components) which pursuant to the terms of any compensation plans of the Company have been earned or become payable through the Date of Termination, but which have not yet been paid (including amounts which previously had been deferred at Executive's election) and such payment shall be no later than the fifth day following the Date of Termination; and

                  (2) as severance pay and in lieu of any further salary or other compensation for periods subsequent to the Date of Termination, an amount equal to one and one-half (1.5) times Pay [CEO - "two (2) times Pay"] and such payment shall be no later than the fifth day following the Date of Termination unless the Company reasonably and in good faith believes that the limitation set forth in Section 6 hereof may be applicable in which case payment shall be made as soon as practicable and in no event later than sixty (60) days from Date of Termination.

                  (3) the Company may condition the payment provided under this subsection 5(b) upon the delivery by Executive of a signed, mutual release of claims, arising prior to the Change in Control, in a form reasonably satisfactory to the Company and Executive.

         (c) The amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the Date of Termination or otherwise.

6. Limitation on Compensation. If (a) benefits that accrue to Executive under this Agreement are characterized as excess parachute payments pursuant to
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and
(b) Executive thereby would be subject to any United States federal excise tax due to that characterization, then (c) Executive may elect, in the Executive's sole discretion, to reduce the benefits that accrue under this Agreement in order to avoid any "excess parachute payment" under Section 28OG(b)(1) of the Code.

[CEO - "6. Additional Amount.

         (a) The Company shall pay to Executive an amount, up to Two Million Dollars ($2,000,000) (the "Additional Amount") equal to the excise tax under
Section 4999 of the Code, if any, incurred by Executive by reason of the payments under this Agreement and any other plan, agreement or understanding between Executive and the Company or its parent, subsidiaries or affiliates (the "Separation Payments") constituting excess parachute payments pursuant to Code
Section 280G, plus all excise taxes and federal, state and local income or employment taxes incurred by Executive with respect to receipt of the Additional Amount. It is the intent of the parties that payment of the Additional Amount will compensate Executive such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Additional Amount, Executive retains an amount of the Additional Amount equal to the excise tax (and any interest and penalties thereon) imposed upon the Separation Payments.

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         (b) All determinations required to be made under this Section 6, including whether an Additional Payment is required and the amount of any Additional Amount, shall be made by the Company's accounting firm or tax advisor, which shall provide detailed supporting calculations to the Company and Executive. In computing taxes, the accounting firm or tax advisor shall use the highest marginal federal, state and local income tax rates applicable to Executive and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless Executive demonstrates that he will not in fact be entitled to such a deduction for the year of payment.

         (c) The Additional Amount shall be paid as soon as practicable after determination, but in any event prior to the date Executive is required to remit such taxes."]

7. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate. This Agreement shall also be binding upon and inure to the benefit of any successor to the Company by reason of any merger, consolidation, sale of assets, dissolution or other reorganization of the Company.

8. Fees and Expenses. The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred by Executive in connection with this Agreement, including without limitation, (i) all such fees and expenses, if any, incurred in contesting or disputing any termination of Executive's employment after the Change in Control or (ii) Executive's seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Executive's claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Executive shall be required to repay to the Company any such amounts, plus compensation payments required to be continued by the Company pursuant to
Section 1(c), to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

9. Taxes. All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

10. Set-off. The right of Executive to receive benefits under this Agreement shall be absolute and, except as provided below, shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against him or anyone else.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of choice of laws.

12. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to Internet Security Systems, Inc., 6303 Barfield Road, Atlanta, Georgia 30328 (until changed by the Company as provided below) or, in the case of Executive, to the address set forth below Executive's signature,

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provided that all notices to the Company shall be directed to the Chairman of the Board of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13. Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Sections 5, 6, 7, 8, 9, 10, 17 and 18 of this Agreement shall survive termination of this Agreement, as well as such other provisions as may relate to the enforcement thereof.

14. Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

15. Related Agreements. This Agreement constitutes the entire agreement between the parties respecting severance compensation upon a Change in Control and supercedes prior agreements and understandings respecting severance compensation upon a Change in Control. Notwithstanding the foregoing sentence, each existing agreement between the Company and Executive regarding indemnity, confidentiality, work product, nondisclosure and non-solicitation shall remain in full force and effect.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Georgia by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Except as provided in Section 8, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

18. Confidentiality. Executive agrees that Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any of its subsidiaries or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole. It is understood, however, that the obligations of this Section 18 shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Executive is legally required to do so or
(ii) become generally known to and available for use by the public otherwise than by Executive's wrongful act or omission.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             Internet Security Systems, Inc.

                             By:  __________________________

                             Name:  ________________________

                             Title:_________________________

                             Date: _________________________

                             EXECUTIVE

                             _______________________________

                             Name: _________________________

                             Address: ______________________

                             _______________________________

                             Date: _________________________

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